Exhibit 99.1

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION

REPORTS SECOND QUARTER 2010 RESULTS

Bethpage, N.Y., August 5, 2010 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the second quarter ended June 30, 2010.

Second quarter consolidated net revenues grew 5.8% to $1.802 billion compared to the prior year period, reflecting solid revenue growth in Telecommunications Services and Rainbow, offset slightly by a decline at Newsday.  Consolidated adjusted operating cash flow (“AOCF”)(1) grew 9.0% to $677.6 million and consolidated operating income grew 23.0% to $416.8 million, both compared to the prior year period.  Second quarter 2010 AOCF and operating income were favorably impacted by a $23 million programming cost adjustment related to prior years.  If excluded, AOCF and operating income would have grown 5.3% and 16.2%, respectively, compared to the prior year period.

Operating highlights for the second quarter 2010 include:

•                  Year-to-date Consolidated Free Cash Flow from Continuing Operations(1) of $431.7 million

•                  Revenue Generating Units (“RGU”) additions of 75,900 for the second quarter, including an increase in basic video customers

•                  Average Monthly Revenue per Basic Video Customer (“RPS”) of $149.12 in the second quarter of 2010

•                  Cable advertising revenue growth of 26.7% in the second quarter of 2010, compared to the prior year period.

Cablevision President and CEO James L. Dolan commented:  “For the second quarter, Cablevision delivered solid increases in revenue and AOCF, driven primarily by the ongoing strength of our core businesses.  Both Cable and Rainbow performed well over the last three months fueled, in part, by impressive double-digit increases in advertising revenue.  In addition, our cable business continues to experience steady growth across all of our consumer services, including basic video, which helped maintain Cablevision’s industry-leading penetration rates again this quarter.  We are pleased with our 2010 year-to-date results, highlighted by free cash flow of $432 million,” concluded Mr. Dolan.

Results from Continuing Operations(2)

Segment results for the quarters ended June 30, 2010 and 2009 are as follows:

	Revenues, Net		AOCF		Operating Income (Loss)
$ millions	Q2 2010	Q2 2009	Q2 2010	Q2 2009	Q2 2010	Q2 2009

Telecommunications	$1,437.2	$1,356.0	$620.6	$553.3	$407.2	$327.4
Rainbow	280.5	252.3	91.6	88.2	57.8	48.9
Newsday	80.1	88.7	5.2	5.0	(1.3)	(2.6)
Other (including eliminations)	4.4	5.9	(39.8)	(25.1)	(46.9)	(34.8)
Total Company	$1,802.2	$1,702.9	$677.6	$621.4	$416.8	$338.9

(1)                     See definition of adjusted operating cash flow (“AOCF”) and Consolidated Free Cash Flow from Continuing Operations included in the discussion of non-GAAP financial measures on page 4 of this earnings release.

(2)                     Operating results of Madison Square Garden and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.

Telecommunications Services — Cable Television and Lightpath

Telecommunications Services includes Cable Television — Cablevision’s “Optimum” branded video, high-speed data, and voice residential and commercial services offered over its cable infrastructure — and its “Optimum Lightpath” branded commercial data and voice services.

Telecommunications Services net revenues for the second quarter 2010 rose 6.0% to $1.437 billion, AOCF grew 12.2% to $620.6 million and operating income increased 24.4% to $407.2 million, all compared to the prior year period.  Second quarter 2010 AOCF and operating income include a $23 million reduction in expenses resulting from a programming cost adjustment related to prior years.  Excluding this item, the growth in AOCF and operating income would have been 8.0% and 17.3%, respectively.

Cable Television

Cable Television second quarter 2010 net revenues increased 5.6% to $1.372 billion, AOCF rose 12.2% to $592.6 million and operating income increased 24.0% to $401.1 million, each compared to the prior year period.  The second quarter 2010 increases in net revenues, AOCF and operating income were principally driven by the growth in digital video, high-speed data, and voice customers as well as higher rates.  (Second quarter 2010 AOCF and operating income include the programming cost adjustment discussed above.  Excluding this item, the growth in AOCF and operating income would have been 7.8% and 16.9%, respectively.)

The second quarter 2010 results reflect:

•                  Basic video customers up 2,900 from March 2010 and down 26,200 or 0.8% from June 2009

•                  iO: Interactive Optimum digital video customers up 21,100 or 0.7% from March 2010 and 23,600 or 0.8% from June 2009

•                  Optimum Online high-speed data customers up 27,000 or 1.0% from March 2010 and 134,500 or 5.4% from June 2009

•                  Optimum Voice customers up 24,900 or 1.2% from March 2010 and 152,700 or 7.8% from June 2009

•                  Revenue Generating Units up 75,900 or 0.7% from March 2010 and 284,500 or 2.7% from June 2009

•                  Cable Television RPS of $149.12, up $2.97 or 2.0% from the first quarter of 2010 and up $9.43 or 6.8% from the second quarter of 2009.

Optimum Lightpath

For second quarter 2010, Lightpath net revenues increased 18.1% to $70.8 million, AOCF increased 11.8% to $27.9 million and operating income increased 54.0% to $6.1 million, each as compared to the prior year period.  Second quarter 2009 results were impacted by adjustments to intra-segment revenues and interconnection charges both of which were reduced by a favorable resolution of disputed third party charges.  If excluded, revenue growth would have been 7.6%, AOCF growth would have been 19.1% and operating income growth would have been 153.1%.  The improved results were driven primarily by a 33.5% increase in revenue from Ethernet services offset in part by a slight increase in operating expenses to support the increase in Ethernet installations.

Rainbow

Rainbow consists of Rainbow National Services (“RNS”) — AMC, WE tv and IFC — as well as Other Programming which includes:  Sundance Channel, News 12 Networks, IFC Entertainment, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow ventures.

Rainbow net revenues for the second quarter of 2010 increased 11.2% to $280.5 million, AOCF rose 3.8% to $91.6 million, and operating income grew 18.4% to $57.8 million, all compared to the prior year period.

AMC/WE tv/IFC

Second quarter 2010 net revenues grew 11.9% to $222.7 million, AOCF grew 8.2% to $103.5 million and operating income grew 11.5% to $86.4 million, each compared to the prior year period.

The second quarter 2010 AOCF results reflect:

•                  Viewing subscriber increases of 2.2% at AMC, 2.7% at IFC and 2.3% at WE tv, all compared to June 2009

•                  An 18.1% increase in advertising revenue, as compared to the prior year period, driven principally by higher pricing at AMC and WE tv

•                  A 15.2% increase in operating costs compared to the prior year period, primarily due to increased programming and marketing costs at AMC.

Other Programming

Second quarter 2010 net revenues increased 8.9% to $63.4 million, AOCF declined $4.5 million to a deficit of $12.0 million and operating loss improved 0.2% to a loss of $28.5 million, all as compared to the prior year period.  Revenue growth was primarily due to increases at Sundance Channel and News 12 Networks while the AOCF deficit and operating loss reflect higher operating costs, primarily at IFC Entertainment.

Newsday

The Newsday segment consists of Newsday, a daily newspaper that primarily serves Long Island; amNewYork, a free daily serving New York City; various Internet properties including Newsday.com; and Star Community Publishing, a group of weekly shopper publications.

Newsday’s second quarter 2010 net revenues decreased 9.7% to $80.1 million, AOCF improved 3.7% to $5.2 million and operating loss improved $1.4 million to a loss of $1.3 million, all compared to the prior year period.  The revenue decline was primarily due to a 12.6% decrease in advertising revenue.   The improved AOCF was a result of expense reductions in newsprint and compensation which more than offset the decline in revenue.

Other Matters

On August 4, 2010, the Board of Directors of Cablevision declared a quarterly dividend of $0.125 per share on each outstanding share of both its Cablevision NY Group Class A Stock and its Cablevision NY Group Class B Stock. This quarterly dividend is payable on September 7, 2010 to shareholders of record at the close of business on August 16, 2010.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense or benefit and restructuring charges or credits.  Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items.  We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of fluctuating stock prices in the case of stock appreciation rights and, in the case of restricted shares and stock options, the settlement of an obligation that is not expected to be made in cash.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis.  AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry.  Internally, we use net revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”).  Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.  For a reconciliation of AOCF to operating income (loss), please see page 5 of this release.

We define Consolidated Free Cash Flow from Continuing Operations, (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash from operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows.  Net cash from operating activities excludes net cash from operating activities of our discontinued operations.  We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities.  We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment and other discretionary and non-discretionary cash uses.  It is also one of several indicators of our ability to make investments and/or return capital to our shareholders. We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

COMPANY DESCRIPTION

Cablevision Systems Corporation is one of the nation’s leading telecommunications, media and entertainment companies.  In addition to its Optimum-branded cable, Internet, and voice offerings, the company owns and operates News 12 Networks, MSG Varsity and Newsday Media Group.  Cablevision’s assets also include Rainbow Media Holdings LLC and its programming and entertainment businesses, AMC, IFC, Sundance Channel, WE tv and IFC Entertainment, as well as Clearview Cinemas.  Additional information about Cablevision is available on the Web at http://www.cablevision.com.

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industries in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The company disclaims any obligation to update any forward-looking statements contained herein.

Contacts:	Charles Schueler	Patricia Armstrong
	Executive Vice President	Senior Vice President
	Media and Community Relations	Investor Relations
	(516) 803-1013	(516) 803-2270

Cablevision’s Web site:  www.cablevision.com

The conference call will be Webcast live today at 10:00 a.m. EST

Conference call dial-in number is (888) 694-4641/ Conference ID Number 89971246

Conference call replay number (706) 645-9291/ Conference ID Number 89971246 until August 12, 2010

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010(a)	2009(a)	2010(a)	2009(a)

Revenues, net	$1,802,180	$1,702,857	$3,554,581	$3,368,469

Adjusted operating cash flow	$677,576	$621,366	$1,288,016	$1,188,727
Share-based compensation expense	(16,032)	(20,213)	(29,715)	(32,526)
Restructuring (expense) credit	(110)	(4,028)	99	(3,856)
Operating income before depreciation and amortization	661,434	597,125	1,258,400	1,152,345
Depreciation and amortization (including impairments)	244,651	258,201	486,544	521,464
Operating income	416,783	338,924	771,856	630,881
Other income (expense):
Interest expense, net	(207,102)	(187,211)	(389,762)	(379,366)
Gain on sale of programming interests, net	102	453	204	1,219
Gain (loss) on investments, net	(31,364)	18,390	10,928	(51,892)
Gain (loss) on equity derivative contracts, net	32,292	(15,887)	(2,741)	42,738
Gain (loss) on interest rate swap contracts, net	(21,771)	13,907	(56,880)	(19,829)
Loss on extinguishment of debt and write-off of deferred financing costs(b)	(110,049)	(187)	(110,049)	(22,044)
Miscellaneous, net	53	187	426	329
Income from continuing operations before income taxes	78,944	168,576	223,982	202,036
Income tax expense	(17,863)	(80,925)	(84,591)	(97,494)
Income from continuing operations	61,081	87,651	139,391	104,542
Income (loss) from discontinued operations, net of income taxes	—	(592)	(4,122)	3,535
Net income	61,081	87,059	135,269	108,077
Net loss (income) attributable to noncontrolling interests	(217)	(51)	(245)	148
Net income attributable to Cablevision Systems Corporation shareholders	$60,864	$87,008	$135,024	$108,225

Basic net income (loss) per share attributable to Cablevision Systems Corporation shareholders:
Income from continuing operations	$0.21	$0.30	$0.47	$0.36
Income (loss) from discontinued operations	$—	$—	$(0.01)	$0.01
Net income	$0.21	$0.30	$0.46	$0.37
Basic weighted average common shares (in thousands)	295,762	291,121	294,828	290,946

Diluted net income (loss) per share attributable to Cablevision Systems Corporation shareholders:
Income from continuing operations	$0.20	$0.29	$0.46	$0.35
Income (loss) from discontinued operations	$—	$—	$(0.01)	$0.01
Net income	$0.20	$0.29	$0.45	$0.37
Diluted weighted average common shares (in thousands)	303,914	297,726	303,373	296,079

Amounts attributable to Cablevision Systems Corporation shareholders:
Income from continuing operations, net of income taxes	$60,864	$87,600	$139,146	$104,690
Income (loss) from discontinued operations, net of income taxes	—	(592)	(4,122)	3,535
Net income	$60,864	$87,008	$135,024	$108,225

(a)                     Operating results of Madison Square Garden and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.

(b)                     The 2010 amount represents premiums paid to repurchase a portion of Cablevision senior notes due April 2012 and related fees associated with the tender offer and the write-off of unamortized deferred financing costs related to such repurchases.

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION (Cont’d)

(Dollars in thousands, except per share data)

(Unaudited)

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO

OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow included in this earnings release:

•                  Depreciation and amortization (including impairments).  This adjustment eliminates depreciation and amortization and impairments of long-lived assets in all periods.

•                  Restructuring credit (expense).  This adjustment eliminates the expense or credit associated with restructuring activities related to the elimination of positions, facility realignment, asset impairments and other related activities in all periods.

•                  Share-based compensation benefit (expense).  This adjustment eliminates the compensation benefit (expense) relating to stock options, stock appreciation rights, restricted stock, and restricted stock units granted under our employee stock plans and non-employee director plans in all periods.

CONSOLIDATED FREE CASH FLOW FROM CONTINUING OPERATIONS(b)

	Six Months Ended June 30,
	2010(a)	2009(a)

Net cash provided by operating activities(c)	$786,903	$743,934
Less: capital expenditures(d)	(355,241)	(355,036)
Consolidated free cash flow from continuing operations	$431,662	$388,898

(a)                     Operating results of Madison Square Garden and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.  Discontinued operations used a total of $9.0 million in cash for the six months ended June 30, 2010 and provided a total of $16.7 million in cash for the six months ended June 30, 2009.

(b)                     See non-GAAP financial measures on page 4 of this release for a definition and discussion of Free Cash Flow from continuing operations.

(c)                      The level of net cash provided by operating activities will continue to depend on a number of variables in addition to our operating performance, including the amount and timing of our interest payments and other working capital items.

(d)                     See page 11 of this release for additional details relating to capital expenditures.

CABLEVISION SYSTEMS CORPORATION

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

(Dollars in thousands)

(Unaudited)

REVENUES, NET

	Three Months Ended June 30,		%
	2010(a)	2009(a)	Change

Cable Television	$1,371,533	$1,298,248	5.6%
Optimum Lightpath	70,763	59,943	18.1%
Eliminations(b)	(5,135)	(2,206)	(132.8)%
Total Telecommunications	1,437,161	1,355,985	6.0%
AMC/WE tv/IFC	222,711	199,086	11.9%
Other Programming(c)	63,429	58,225	8.9%
Eliminations(b)	(5,658)	(4,973)	(13.8)%
Total Rainbow	280,482	252,338	11.2%
Newsday	80,062	88,672	(9.7)%
Other(d)	17,309	18,384	(5.8)%
Eliminations(e)	(12,834)	(12,522)	(2.5)%
Total Cablevision	$1,802,180	$1,702,857	5.8%

	Six Months Ended June 30,		%
	2010(a)	2009(a)	Change

Cable Television	$2,714,905	$2,570,403	5.6%
Optimum Lightpath	138,911	124,157	11.9%
Eliminations(b)	(10,650)	(10,276)	(3.6)%
Total Telecommunications	2,843,166	2,684,284	5.9%
AMC/WE tv/IFC	435,292	393,147	10.7%
Other Programming(c)	120,468	119,351	0.9%
Eliminations(b)	(10,212)	(10,904)	6.3%
Total Rainbow	545,548	501,594	8.8%
Newsday	154,794	172,088	(10.0)%
Other(d)	35,705	37,950	(5.9)%
Eliminations(e)	(24,632)	(27,447)	10.3%
Total Cablevision	$3,554,581	$3,368,469	5.5%

(a)                     Operating results of Madison Square Garden and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.

(b)                     Represents intra-segment revenues.

(c)                      Includes News 12 Networks, VOOM HD Networks (domestic programming discontinued in January 2009), Sundance, IFC Entertainment, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow businesses.

(d)                     Represents net revenues of Clearview Cinemas, PVI Virtual Media and MSG Varsity (launched in September 2009).

(e)                      Represents inter-segment revenues.

CABLEVISION SYSTEMS CORPORATION

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

(Dollars in thousands)

(Unaudited)

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended June 30,		%	Three Months Ended June 30,		%
	2010(a)	2009(a)	Change	2010(a)	2009(a)	Change

Cable Television	$592,620	$528,332	12.2%	$401,121	$323,463	24.0%
Optimum Lightpath	27,944	24,999	11.8%	6,082	3,950	54.0%
Total Telecommunications	620,564	553,331	12.2%	407,203	327,413	24.4%
AMC/WE tv/IFC	103,526	95,646	8.2%	86,385	77,470	11.5%
Other Programming(b)	(11,953)	(7,465)	(60.1)%	(28,539)	(28,599)	0.2%
Total Rainbow	91,573	88,181	3.8%	57,846	48,871	18.4%
Newsday	5,224	5,038	3.7%	(1,268)	(2,619)	51.6%
Other(c)	(39,785)	(25,184)	(58.0)%	(46,998)	(34,741)	(35.3)%
Total Cablevision	$677,576	$621,366	9.0%	$416,783	$338,924	23.0%

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Six Months Ended June 30,		%	Six Months Ended June 30,		%
	2010(a)	2009(a)	Change	2010(a)	2009(a)	Change

Cable Television	$1,131,606	$1,028,377	10.0%	$750,813	$615,830	21.9%
Optimum Lightpath	53,796	46,036	16.9%	11,048	5,600	97.3%
Total Telecommunications	1,185,402	1,074,413	10.3%	761,861	621,430	22.6%
AMC/WE tv/IFC	203,015	180,558	12.4%	168,967	145,572	16.1%
Other Programming(b)	(34,732)	(20,876)	(66.4)%	(67,571)	(58,011)	(16.5)%
Total Rainbow	168,283	159,682	5.4%	101,396	87,561	15.8%
Newsday	6,418	5,111	25.6%	(5,971)	(9,830)	39.3%
Other(c)	(72,087)	(50,479)	(42.8)%	(85,430)	(68,280)	(25.1)%
Total Cablevision	$1,288,016	$1,188,727	8.4%	$771,856	$630,881	22.3%

(a)                     Operating results of Madison Square Garden and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.

(b)                     Includes News 12 Networks, VOOM HD Networks (domestic programming discontinued in January 2009), Sundance, IFC Entertainment, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow businesses.

(c)                      Includes unallocated corporate general and administrative costs and costs related to the acquisition of Bresnan Cable, in addition to the operating results of MSG Varsity (launched in September 2009), Clearview Cinemas and PVI Virtual Media.  In addition, 2009 amounts include costs historically allocated to Madison Square Garden that were not eliminated as a result of the MSG Distribution.

CABLEVISION SYSTEMS CORPORATION

SUMMARY OF OPERATING STATISTICS

(Unaudited)

CABLE TELEVISION

Revenue Generating Units (in thousands)	June 30, 2010	March 31, 2010	June 30, 2009

Basic Video Customers	3,067	3,064	3,093
iO Digital Video Customers	2,926	2,905	2,902
Optimum Online High-Speed Data Customers	2,637	2,610	2,503
Optimum Voice Customers	2,120	2,095	1,967
Total Revenue Generating Units	10,750	10,674	10,465

Customer Relationships (in thousands)(a)	3,336	3,328	3,321

Homes Passed (in thousands)	4,853	4,843	4,782

Penetration
Basic Video to Homes Passed	63.2%	63.3%	64.7%
iO Digital to Basic Penetration	95.4%	94.8%	93.8%
Optimum Online to Homes Passed	54.3%	53.9%	52.3%
Optimum Voice to Homes Passed	43.7%	43.3%	41.1%

Revenues for the three months ended
(dollars in millions)

Video(b)	$814	$803	$769
High-Speed Data	300	294	288
Voice	202	198	192
Advertising	33	26	26
Other(c)	23	22	23
Total Cable Television Revenue	$1,372	$1,343	$1,298

Average Monthly Revenue per Basic Video Customer (“RPS”)(d)	$149.12	$146.15	$139.69

(a)                     Number of customers who receive at least one of the company’s services.

(b)                     Includes analog, digital, PPV, VOD and DVR revenue.

(c)                      Includes installation revenue, NY Interconnect, home shopping and other product offerings.

(d)                     RPS is calculated by dividing average monthly cable television GAAP revenue for the quarter by the average number of basic video customers for the quarter.

RAINBOW

Viewing Subscribers (in thousands)	June 30, 2010	March 31, 2010	June 30, 2009

AMC	88,500	88,000	86,600
WE tv	63,700	63,000	62,200
IFC	51,200	50,500	49,800
Sundance	39,000	39,000	33,100

CABLEVISION SYSTEMS CORPORATION

CAPITALIZATION AND LEVERAGE

(Dollars in thousands)

(Unaudited)

CAPITALIZATION

June 30, 2010

Cash and cash equivalents	$517,458

Bank debt	$5,303,573
Senior notes and debentures	5,607,976
Senior subordinated notes	323,944
Collateralized indebtedness	360,086
Capital lease obligations	54,545
Debt	$11,650,124

LEVERAGE

Debt	$11,650,124
Less: Collateralized indebtedness of unrestricted subsidiaries(a)	360,086
Cash and cash equivalents	517,458
Net debt	$10,772,580

Leverage Ratios(b)

Consolidated net debt to AOCF leverage ratio(a)(c)	4.0x
Restricted Group leverage ratio (Bank Test)(d)(e)	3.4x
CSC Holdings notes and debentures leverage ratio(d)(e)	3.3x
Cablevision senior notes leverage ratio(e)(f)	4.5x
Rainbow National Services notes leverage ratio(g)	2.8x

(a)                     Collateralized indebtedness is excluded from the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the company’s only obligation at maturity is to deliver, at its option, the stock or its cash equivalent.

(b)                     Leverage ratios are based on face amount of outstanding debt.

(c)                      AOCF is annualized based on the second quarter 2010 results, as reported.

(d)                     Reflects the debt to cash flow ratios applicable under CSC Holdings’ bank credit agreement and senior notes indentures (which exclude Cablevision’s approximately $2.2 billion of senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries which are primarily comprised of Rainbow and Newsday).  The annualized AOCF (as defined) used in the Restricted Group leverage ratio and the CSC Holdings notes and debentures leverage ratio is $2.35 billion and $2.45 billion, respectively.

(e)                      Includes CSC Holdings’ guarantee of Newsday LLC’s $650 million senior secured credit facility.

(f)                       Adjusts the debt to cash flow ratio as calculated under the CSC Holdings notes and debentures leverage ratio to include Cablevision’s approximately $2.2 billion of senior notes plus the $754 million of senior notes Cablevision contributed to Newsday Holdings LLC.

(g)                      Reflects the debt to cash flow ratio under the Rainbow National Services notes indentures.  The annualized AOCF (as defined) used in the notes ratio is $429.0 million.

CABLEVISION SYSTEMS CORPORATION

CAPITAL EXPENDITURES

(Dollars in thousands)

(Unaudited)

CAPITAL EXPENDITURES

	Three Months Ended June 30,
	2010(a)	2009(a)

Consumer premise equipment	$88,224	$76,814
Scalable infrastructure	36,045	42,066
Line extensions	8,325	7,540
Upgrade/rebuild	4,938	5,190
Support	33,349	23,311
Total Cable Television	170,881	154,921
Optimum Lightpath	23,500	21,924
Total Telecommunications	194,381	176,845
Rainbow	4,379	2,760
Newsday	1,529	1,453
Other (Corporate, Theatres, MSG Varsity and PVI)	8,258	5,016
Total Cablevision	$208,547	$186,074

CAPITAL EXPENDITURES

	Six Months Ended June 30,
	2010(a)	2009(a)

Consumer premise equipment	$166,922	$177,847
Scalable infrastructure	51,273	64,154
Line extensions	16,685	14,445
Upgrade/rebuild	8,588	8,640
Support	49,496	37,445
Total Cable Television	292,964	302,531
Optimum Lightpath	44,451	36,617
Total Telecommunications	337,415	339,148
Rainbow	5,586	4,431
Newsday	2,317	3,571
Other (Corporate, Theatres, MSG Varsity and PVI)	9,923	7,886
Total Cablevision	$355,241	$355,036

(a)                     Capital expenditures of Madison Square Garden, now reflected in discontinued operations, are not included in the table above.